SCHEDULE 14A
(SECTION 14(a))

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                           APPLIEDTHEORY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                             Common Stock (par value $0.01)
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of this filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        [APPLIEDTHEORY LETTERHEAD LOGO]

                                                                  April 11, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of AppliedTheory Corporation and share in the excitement of our dynamic growth. We entered the millennium with record-breaking results and are excited about our opportunities in the year 2000. A 67% increase in our revenue, a doubling of our customer base in 1999 and a 95% customer satisfaction rating are evidence of our leadership in providing Internet Business Solutions to the marketplace.

     And we keep good company. Our customer list includes such prestigious names as Time Warner, Citibank, Ziff-Davis, Gabelli Asset Management, Memorial Sloan Kettering Cancer Center, John Hopkins Medical Center, New York University and the New York State Department of Labor. Our investor list includes many prominent names -- most importantly yours. We hope you will join us for our shareholder meeting and participate further in our future.

     The meeting will be held on May 25, 2000 at the New York Marriott Marquis located at 1535 Broadway in New York City at 8:00 a.m. The enclosed documents detail two decisions that require your vote. First is the election of one director to AppliedTheory's Board of Directors for a three-year term expiring at the 2003 Annual Meeting of Stockholders. Second is to ratify the appointment of Grant Thornton LLP as our independent certified public accountants. The Board of Directors has unanimously approved both of these proposals and we urge you to vote in favor of them.

     To ensure your participation in this vote, please mark, sign, date and return the enclosed proxy card promptly, even if you plan on attending the meeting. At the meeting, you will be entitled to vote in person.

     Your participation in AppliedTheory's affairs is valuable and important. Thank you for your interest in our future and your assistance in returning your proxy card promptly.

                                          Sincerely,

                                          /s/ Richard Mandelbaum
                                          Richard Mandelbaum
                                          Chairman of the Board and Chief
                                          Executive Officer
                                          AppliedTheory Corporation

                        [APPLIEDTHEORY LETTERHEAD LOGO]

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of AppliedTheory Corporation:

     The 2000 Annual Meeting of Stockholders of AppliedTheory Corporation will be held at The New York Marriott Marquis, 1535 Broadway, New York, New York on May 25, 2000 at 8:00 a.m., for the following purposes:

     1. To elect one director to AppliedTheory's Board of Directors to hold office until his successor is elected at the 2003 Annual Meeting of Stockholders;

     2. To ratify the appointment of Grant Thornton LLP as independent certified public accountants for AppliedTheory; and

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     A proxy statement with respect to this Annual Meeting accompanies and forms a part of this Notice. AppliedTheory's Form 10-K Annual Report for the fiscal year ended December 31, 1999 also accompanies this Notice.

     The Board of Directors has fixed the close of business on April 4, 2000 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ David A. Buckel
                                          David A. Buckel
                                          Asst. Secretary and Treasurer
                                          Senior Vice President, Chief Financial
                                          Officer
                                          AppliedTheory Corporation

New York, NY
April 11, 2000

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD
         AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
                    YOU EXPECT TO ATTEND THE ANNUAL MEETING.

            PLEASE DISREGARD REFERENCES IN APPLIEDTHEORY'S FORM 10-K
             TO THE 2000 ANNUAL MEETING BEING HELD ON MAY 16, 2000

                           AppliedTheory Corporation
                            1500 Broadway, 3rd Floor
                               New York, NY 10036

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of AppliedTheory Corporation, a Delaware corporation, of proxies to be voted at the Annual Meeting of stockholders on May 25, 2000. This proxy statement, the accompanying proxy card and our Form 10-K Annual Report are first being mailed to stockholders on or about April 11, 2000.

VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 4, 2000 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the 2000 Annual Meeting. As of the record date, there were 23,542,234 shares of our common stock, $0.01 par value per share. Holders of our common stock on the record date are entitled to notice of the 2000 Annual Meeting and to one vote per share of our common stock owned by each of them.

PROXIES

     Dr. Richard Mandelbaum, Lawrence B. Helft and David A. Buckel, the persons named as proxies on the proxy card accompanying this proxy statement, were selected to serve in such capacity. Dr. Mandelbaum is our Chairman of the Board and Chief Executive Officer, Mr. Helft is our President and Chief Operating Officer and Mr. Buckel is our Senior Vice President and Chief Financial Officer. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by our Secretary of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the 2000 Annual Meeting.

VOTING OF PROXIES

     Because many of our stockholders are unable to attend the 2000 Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this proxy statement. Stockholders are urged to carefully read the material in this proxy statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and then sign, date and return the card in the enclosed stamped envelope.

     If no choice is specified and the card is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this proxy statement.

QUORUM; METHOD OF TABULATION

     The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting, if represented in person or by proxy, will constitute a quorum at the 2000 Annual Meeting. Under applicable law, our Certificate of Incorporation and our By-laws, and assuming that a quorum is present, in the election of directors, the persons elected will be the persons receiving the greatest number of votes. At the 2000 Annual Meeting, the vote of a majority of the shares of our common stock is required to ratify the appointment of Grant Thornton LLP as the independent certified public accountants of our financial statements for the fiscal year ending December 31, 2000.

     One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the 2000 Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                       PROPOSAL 1 -- ELECTION OF DIRECTOR

     Our Board of Directors consists of five (5) directors, one of which is a Class I director, two of which are Class II directors, and two of which are Class III directors. Our Certificate of Incorporation authorizes the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action may be filled by action of the existing Board of Directors at that time and any director who is appointed in this fashion will serve until the expiration of the term of the directors being replaced or until a successor is duly elected and qualified.

     The terms of each of the current Class II directors, Dominick J. DeAngelo, and Shelley A. Harrison expire at the 2001 annual meeting of stockholders. The terms of each of the current Class III directors, James T. Kelsey and Richard Mandelbaum expire at the 2002 annual meeting of stockholders.

     The Class I director will be elected at the 2000 Annual Meeting. The term of office for the Class I director will expire at the 2003 annual meeting of stockholders or until a successor is duly elected and qualified. The person named below, for whom the enclosed proxy is intended to be voted, currently serves as the Class I director. It is contemplated that this nominee will be available for election, but if such nominee is not available, the proxy will be voted in accordance with the best judgment of the proxyholder for such person as may be designated by the Board of Directors, unless the stockholder has directed otherwise.

NOMINEE FOR ELECTION AS CLASS I DIRECTOR BY HOLDERS OF COMMON STOCK:

GEORGE SADOWSKY

     Dr. Sadowsky, 63, has been a director of AppliedTheory since September of 1996 and chairs the Audit and Finance Committee of our Board of Directors. Dr. Sadowsky is currently the Director of Network Services at New York University, which he joined in 1990. Dr. Sadowsky is currently a director of NYSERNet.org. Since 1998 he has been the Vice President for Education of the Internet Society, from 1995 to 1998 he was its Vice President for Conferences and from 1996 to 1999 was a member of its Board of Trustees. From 1996 to the present, Dr. Sadowsky has been a member of the Technical Advisory Panel of the InfoDev Program of the World Bank and is presently its Coordinator. He has served as a Trustee of the Corporation for Research and Educational Networking and of NYSERNet.net. He has also served as consultant to various institutions, including the Inter-American Development Bank, the United States Treasury Department, USAID, the United Nations and the International Science Foundation. He spent 12 years at the United Nations as a technical adviser engaged in the transfer of information technology to developing countries. Dr. Sadowsky holds a Ph.D. and an M.A. in Economics from Yale University and a B.A. in Mathematics from Harvard University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEE FOR DIRECTOR.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS

SHELLEY A. HARRISON

     Dr. Harrison, 57, has been a director of AppliedTheory since August 1998, chairs the Compensation Committee of our Board of Directors and is a member of the Mergers and Acquisitions Committee of our Board of Directors. Dr. Harrison has served as Chief Executive Officer of SPACEHAB, Incorporated since April 1996 and as Chairman of its Board since August 1993. SPACEHAB, Incorporated is a leader in space commerce including research, payload processing, flight operations and logistics. He co-founded and served as Chairman and Chief Executive Officer of Symbol Technologies, Inc. from 1973 to 1982. Symbol Technologies, Inc. is a world leader in laser bar code scanners and wireless data communications. In addition, Dr. Harrison is a founder and has been the Managing General Partner since 1985 of PolyVentures I and II, both of which are high tech venture capital funds. He is also a technology advisor to governments, an author of books and technical publications and a holder of numerous patents. He is a member of the boards of directors of NetManage, Inc., Click2Learn, Inc., and Information Resource Engineering, Inc. Dr. Harrison holds a

Ph.D. and an M.S. in Electrophysics from Polytechnic University and a Bachelor's Degree in Electrical Engineering from New York University.

DOMINICK J. DEANGELO

     Mr. DeAngelo, 56, has been a director of AppliedTheory since September 1999 and is a member of the Audit and Finance Committee of our Board of Directors. Mr. DeAngelo is president of Internet and Data Services for Broadwing Communications, a wholly-owned subsidiary of Broadwing, Inc. Broadwing is the surviving company after the merger of Cincinnati Bell, Inc. and IXC Communications, Inc. and owner of one of the largest fiber optic networks in the country. Prior to his current position, Mr. DeAngelo served as senior vice president of marketing products and services at IXC Communications. Previously, Mr. DeAngelo served as Asst. Vice President of Voice and Data Network Services for Sprint Internet/Intranet business services and was responsible for the development of the data strategy for the integration of voice, data, video and imaging on future broadband networks. Mr. DeAngelo also held various marketing, engineering and operational positions at NYNEX, developing and implementing the voice and data VPN service for IntraLATA customers. Mr. DeAngelo earned a B.A. in Foreign Service from Georgetown University's School of Foreign Service in Washington, DC, and is an active member of the Society for Information Management

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

RICHARD MANDELBAUM

     Dr. Richard Mandelbaum, 53, Chairman of the Board and Chief Executive Officer of AppliedTheory, has been with us since our start of operations in 1996. He is a non-voting member of the Compensation Committee of our Board of Directors and is a member of the Mergers and Acquisitions Committee. Dr. Mandelbaum is one of the four computing and communications experts who founded NYSERNet, Inc. in 1985. NYSERNet is essentially comprised of two not-for-profit corporations: NYSERNet.net, Inc. and NYSERNet.org, Inc., an entity that is effectively a wholly-owned subsidiary of NYSERNet.net. Dr. Mandelbaum is presently a member of the board of directors of NYSERNet.net. He served as Director of the Center for Advanced Technology in Telecommunications (CATT) and Professor of Computer Science at Polytechnic University from 1992 to 1996. Prior to that, he served at the University of Rochester as Vice Provost for Computing and Telecommunications, a Professor of Mathematics, and a Professor of Electrical Engineering. Dr. Mandelbaum helped to oversee research and development work in network management, network security, broadband networking and wireless communications, and he initiated many CATT partnerships with industry. He was also a member of the 1987 advisory committee to the Federal Coordinating Council on Science and Engineering Technology panel of the President's Office of Science and Technology Policy, which influenced the creation and oversight of NSFNet, the immediate precursor of today's Internet. Dr. Mandelbaum was also a co-founder and first president of FARNet and was an active member of the National Telecommunications Task Force. Dr. Mandelbaum holds both a Ph.D. and an M.A. in Mathematics from Princeton University, a B.S. in Mathematics from the Rensselaer Polytechnic Institute, and was a Member of the Princeton Institute of Advanced Studies in 1976 and 1977.

JAMES T. KELSEY

     Mr. Kelsey, 48, has been a director of AppliedTheory since August 1998. He chairs the Mergers and Acquisition Committee of our Board of Directors and is a member of its Audit and Finance Committee and its Compensation Committee. Mr. Kelsey is a managing partner of Grumman Hill Group LLC. Grumman Hill Group LLC is the general partner of Grumman Hill Investments III, L.P., one of our largest stockholders. Mr. Kelsey is also a managing partner of Grumman Hill Associates, Inc., an affiliate of Grumman Hill Group LLC. Grumman Hill Associates, Inc. is the general partner of Grumman Hill Investments LP, a significant shareholder in Broadwing, another of our largest stockholders. Mr. Kelsey has been with Grumman Hill Group since its inception in 1985, dealing with private equity investments and mergers and acquisitions. From 1993 to 1996, Mr. Kelsey served as Managing Director of the Corporate Finance practice at PricewaterhouseCoopers LLP (f/k/a/ Price Waterhouse), where he provided sales, acquisition, financing and other corporate finance advice to many large multinational and middle market U.S. companies. Mr. Kelsey holds an M.S. in Accounting from the Stern School of Business at New York University and a B.A. in Economics from Princeton University.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  Board Meetings

     In fiscal year 1999, there were 12 meetings of the Board of Directors (including regularly scheduled and special meetings). During fiscal year 1999, each of our directors participated in at least 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which they served.

  Committees of the Board of Directors

     The Committees of the Board of Directors consist of the Audit and Finance Committee, the Compensation Committee and the Mergers and Acquisition Committee. The Board of Directors does not have a Nominating Committee.

     The Audit and Finance Committee recommends the appointment of a firm of independent certified public accountants to audit our financial statements, as well as overseeing the performance and reviewing the scope of the audit performed by our independent auditors. The Audit and Finance Committee also reviews our financial statements and reviews and evaluates our internal control functions. The Audit and Finance Committee currently consists of Dr. Sadowsky, Mr. Kelsey, and Mr. DeAngelo. During fiscal 1999, the Audit and Finance Committee met 2 times.

     The Compensation Committee makes recommendations to the Board of Directors regarding the administration of our stock option and stock purchase plans, executive compensation and salaries, and incentive compensation for our employees and consultants. The Compensation Committee currently consists of Dr. Harrison, Mr. Kelsey and Dr. Mandelbaum (as a non-voting member). During fiscal 1999, the Compensation Committee met 2 times.

     The Mergers and Acquisitions Committee makes recommendations to the Board regarding acquisition candidates and proposed mergers. The Mergers and Acquisitions Committee currently consists of Mr. Kelsey, Dr. Harrison and Dr. Mandelbaum. During fiscal 1999, the Mergers and Acquisitions Committee held regular meetings.

DIRECTOR COMPENSATION

     We do not pay non-employee directors an annual retainer to serve on our Board of Directors or a fee for each meeting attended. However, all directors are reimbursed for expenses incurred in connection with their attendance at meetings. We have also established the 1999 Stock Option Plan, pursuant to which each member of our Board of Directors who is not one of our employees and who is elected or continues as a member of our Board of Directors may receive options to purchase our common stock. Our Board of Directors has determined that each director who satisfies the foregoing requirements is entitled to receive options to purchase 15,000 shares of our common stock at an exercise price equal to fair market value at the time of grant. These options vest quarterly over three years.

EXECUTIVE OFFICERS OF APPLIEDTHEORY WHO ARE NOT DIRECTORS

     Set forth below is a summary of the background and business experience of each executive officer who is not also a director.

     LAWRENCE B. HELFT, 54, President and Chief Operating Officer, joined AppliedTheory in December of 1998. He is responsible for all Internet operations, consulting and professional services activities, sales, marketing and customer support. From September 1994 to November 1998, Mr. Helft was Chief Executive Officer and President of Systems Union Inc., an enterprise resource planning vendor, and from September 1993 to September 1994, he held executive positions at EDS. Prior to that, he operated his own consulting firm, managed several technology subsidiaries of the Chase Manhattan Bank, N.A., was the Department Head of the National Banking Group at Citicorp, N.A. and served as Project Leader and Consultant for Unisys, Inc. Mr. Helft holds both M.S. and M.B.A. (Management Science) degrees from New York University and a B.S. degree in Electrical Engineering from City University of New York.

     DENIS J. MARTIN, 41, Senior Vice President, Products and Services, has been with us since the start of our operations in 1996. Mr. Martin joined NYSERNet.org in 1993, (f/k/a NYSERNet, Inc.) where he served as Director of Government Services and Director of Info-Services. At AppliedTheory, he currently directs a team of developers in building on-line applications, making innovative use of the Web for standard business functions, information systems and legacy database integration. He has extensive experience in the software development and systems integration field. From 1986 to 1993, Mr. Martin worked in the technology division of the New York State Department of Education. He also served as a consultant to state and federal agencies to develop network and application programs. Mr. Martin received an M.S. in Information Systems Engineering from Polytechnic University and a B.A. from Clark University.

     DAVID A. BUCKEL, 38, Senior Vice President and Chief Financial Officer, has been with us since our start of operations in 1996. Mr. Buckel joined NYSERNet.net and NYSERNet.org in 1995 and currently serves as Chief Financial Officer of both. Mr. Buckel presently manages all treasury, finance and accounting aspects for us. His background includes accounting, financing and operations management. From 1987 to 1995 he was a Corporate Controller at Suit-Kote Corp. A Certified Management Accountant, Mr. Buckel received an M.B.A. with concentrations in Operations Management and Finance from Syracuse University and a B.S. in Accounting from Canisius College.

     ANGELO A. GENCARELLI III, 40, Vice President, Business Integration & Administration, joined us in 1996. Mr. Gencarelli is responsible for Network and Web Hosting Operations, Management Information Systems and other administrative aspects of our business. He has a combined 19 years of experience in public accounting and private industry, having previously spent two years as a Senior Audit Manager with Dannible & McKee, LLP and served as the Chief Financial Officer for Bess Eaton Donut Flour Company, Inc., a 55-unit closely held retail donut store chain in southern New England. Prior to Bess Eaton, Mr. Gencarelli was a Senior Audit Manager with Ernst & Young where he gained extensive experience with SEC accounting and reporting regulations. Mr. Gencarelli received his undergraduate degree Magna Cum Laude from LeMoyne College and is a Certified Public Accountant in New York State.

     DANNY E. STROUD, 46, Vice President of Corporate Development, recently joined AppliedTheory to lead our mergers and acquisitions strategy and to enhance our position for future growth. A telecommunications industry veteran, Mr. Stroud joined us in July, 1999 from Veraz Ventures, Inc., a company he founded in 1998 to develop telecommunications opportunities in emerging markets. Previously he served as Vice President of Networks at Verio, Inc. from 1996 to 1998 and as Vice President of Networks at Nextel Communications, Inc. His experience also includes leadership roles at OneComm, Bay Area Cellular Telephone (Cellular One) and Pacific Bell Yellow Pages. Mr. Stroud received his M.B.A. from St. Mary's College of California and his B.S. from West Point.

     PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Audit and Finance Committee has recommended and the Board of Directors has approved the appointment of Grant Thornton LLP as independent certified public accountants for fiscal year 2000, subject to stockholder ratification. The Audit and Finance Committee, in arriving at its recommendation to the Board, reviewed the performance of Grant Thornton LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit and Finance Committee has expressed its satisfaction with Grant Thornton LLP in these respects.

     Grant Thornton LLP has served as AppliedTheory's independent auditor since 1996. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They are also expected to be available to respond to appropriate questions from the stockholders present.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT OF APPLIEDTHEORY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth at March 24, 2000, certain information regarding the beneficial ownership of our common stock held by (i) each person known by us to own beneficially more than five percent of the outstanding common stock, (ii) each of our directors and director nominees, (iii) our Chief Executive Officer, our four most highly compensated executive officers at the end of 1999 and an additional person who would have been one of our four most highly compensated executive officers in 1999 if he had been an executive officer throughout 1999 and (iv) all of our directors and executive officers as a group:

                                                      AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS
------------------------------------                ------------------------    ----------------
Broadwing, Inc.(2)................................          5,683,310                24.14%
NYSERNet.net, Inc.(3).............................          4,740,800                20.14%
Grumman Hill Investments III LP(4)................          2,830,405                12.02%
James G. Couch(5).................................          1,636,408                 6.95%
Geo Capital LLC(6)................................          1,280,890                 5.44%
NON-EMPLOYEE DIRECTORS:
Dominick J. DeAngelo(7)...........................          5,685,810                24.15%
Shelley A. Harrison(8)............................            587,500                 2.50%
James T. Kelsey(9)................................          2,855,405                12.13%
George Sadowsky(10)...............................          4,791,390                20.35%
NAMED EXECUTIVE OFFICERS:
Richard Mandelbaum(11)............................          6,619,472                28.12%
Lawrence B. Helft(12).............................            145,250                    *
Denis J. Martin(13)...............................            299,511                 1.27%
David A. Buckel(14)...............................            131,091                    *
Mark A. Oros(15)..................................             41,898                    *
James D. Luckett(16)..............................            222,184                    *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (20 PERSONS)(17)................................         16,780,754                71.28%

---------------
  *  Less than one percent.

 (1) Calculated according to Rule 13d-3(d) of the Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of the options, warrants, rights or conversion privileges, but not deemed outstanding for the purpose of calculating the percentage owned by any other person listed. As of March 24, 2000 we had 23,540,798 shares of common stock outstanding.

 (2) c/o IXC Internet Services, Inc., 201 East Fourth Street, 102-620, Cincinnati, OH 45201-2301. These shares are held through Broadwing Internet Services, Inc., a subsidiary of Broadwing, Inc. Does not include 259,815 shares subject to the option agreements described under "Certain Transactions -- Option Agreements." Also includes exercisable options to purchase 22,500 shares of our common stock.

 (3) 224 Harrison Street, 8th Floor, Syracuse, NY 13202.

 (4) 60 East 42nd St., Suite 2915, New York, NY 10165. Grumman Hill Investments III, LP is a private equity fund advised by Grumman Hill Group LLC. Grumman Hill Group LLC is the general partner of Grumman Hill Investments III, LP. Does not include 129,908 shares subject to the option agreements described under "Certain Transactions -- Option Agreements."

 (5) Box 8343, Incline Village, NV 89452-1964.

 (6) 767 Fifth Avenue, 45th Floor, New York, NY 10153-4590.

 (7) c/o Broadwing, Inc., 1122 Capital of Texas Highway South, Austin, TX 78746. Includes 5,683,310 shares of common stock owned by Broadwing. Mr. DeAngelo is an executive officer of Broadwing. Mr. DeAngelo disclaims beneficial ownership of all shares owned by Broadwing. Also includes exercisable options to purchase 1,250 shares of our common stock and additional options to purchase 1,250 shares of our common stock that are exercisable within 60 days.

 (8) c/o SPACEHAB, Incorporated, 300 D Street, SW, Suite 814, Washington, DC 20024. Includes exercisable options held by Harrison Enterprises Inc., a company significantly owned by Dr. Harrison, to purchase 586,250 shares of common stock and additional options held by Dr. Harrison to purchase 1,250 shares of our common stock that are exercisable within 60 days.

 (9) c/o Grumman Hill Group LLC, 60 East 42nd St., Suite 2915, New York, NY 10165. Includes 2,830,405 shares of common stock owned by Grumman Hill Investments III, LP. Mr. Kelsey is a managing partner of the general partner of Grumman Hill Investments III, LP. Mr. Kelsey disclaims beneficial ownership of all shares owned by Grumman Hill Investments III, LP. Also includes exercisable options to purchase 23,750 shares of our common stock and additional options to purchase 1,250 shares of our common stock that are exercisable within 60 days.

(10) 64 Sweet Briar Road, Stamford, CT 06905-1514. Includes 4,740,800 shares of common stock owned by NYSERNet.net. Dr. Sadowsky is a director of NYSERNet.net. Dr. Sadowsky disclaims beneficial ownership of all shares owned by NYSERNet.net. Also includes exercisable options to purchase 23,750 shares of our common stock and additional options to purchase 1,250 shares of our common stock that are exercisable within 60 days.

(11) Includes 4,740,800 shares of common stock owned by NYSERNet.net. Dr. Mandelbaum is a director of NYSERNet.net. Dr. Mandelbaum disclaims beneficial ownership of all shares owned by NYSERNet.net. Also includes 750,000 shares of common stock held by Ms. Paulette Mandelbaum as trustee for the "Mandelbaum Descendants' Trust" and as to which Dr. Mandelbaum disclaims beneficial ownership. Includes exercisable options to purchase 264,487 shares of our common stock and additional options to purchase 20,400 shares of our common stock that are exercisable within 60 days. Includes 389,723 shares subject to the option agreements described under "Certain Transactions -- Option Agreements."

(12) Includes exercisable options to purchase 93,409 shares of our common stock and additional options to purchase 16,500 shares of our common stock that are exercisable within 60 days.

(13) Includes exercisable options to purchase 12,785 shares of our common stock and additional options to purchase 4,800 shares of our common stock that are exercisable within 60 days.

(14) Includes exercisable options to purchase 34,088 shares of our common stock and additional options to purchase 4,800 shares of our common stock that are exercisable within 60 days.

(15) Mr. Oros resigned his employment from AppliedTheory as of December 3, 1999.

(16) Includes options exercisable in 60 days to purchase 4,800 shares of common stock. Mr. Luckett resigned his employment from Applied Theory as of March 24, 2000.

(17) Of these shares, 15,580,961 are outstanding shares and 1,199,793 are options outstanding that are exercisable within 60 days. Also includes 13,232,015 shares of our common stock owned by Broadwing, NYSERNet.net and Grumman Hill Investments III, LP that are deemed to be beneficially owned by our officers and directors by virtue of their relationships with these entities.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table summarizes the compensation we paid for the last three fiscal years to our Chief Executive Officer and AppliedTheory's four other most highly compensated executive officers other than the

Chief Executive Officer and one additional individual who served as an executive officer for part of 1999, all of whom shall collectively be referred to as the Named Executive Officers.

                                                                                     LONG-TERM
                                             ANNUAL COMPENSATION(1)                COMPENSATION
                                      ------------------------------------    -----------------------
                                                                              SECURITIES
                                                                              UNDERLYING      OTHER
                                                                              OPTION/SARS     ANNUAL
NAME AND PRINCIPAL POSITION           FISCAL YEAR    SALARY($)    BONUS($)        (#)        COMP.($)
---------------------------           -----------    ---------    --------    -----------    --------
Richard Mandelbaum..................     1999         271,946     207,500(2)     20,400       11,091
  Chairman and Chief Executive           1998         247,823      80,000       395,835       12,163
  Officer                                1997         255,055          --        81,563       11,328
Lawrence B. Helft...................     1999         220,504     110,000(3)    196,500       11,474
  President and Chief Operating          1998          15,231      50,000       510,001           --
  Officer                                1997              --          --            --           --
Denis J. Martin.....................     1999         199,055     223,177(4)      4,800       10,020
  Senior Vice President,                 1998         123,077      81,100       232,688        7,242
  Products and Services                  1997         143,710          --        45,188        1,617
David A. Buckel.....................     1999         129,739      90,750(5)      4,800        7,823
  Senior Vice President and              1998         114,486      38,000       150,000        7,000
  Chief Financial Officer                1997         105,666          --        32,813        5,136
Mark A. Oros(6).....................     1999         211,121      33,300(7)         --        9,591
  Vice President and Chief               1998         136,769      28,000       229,313        8,765
  Technology Officer                     1997         145,730          --        41,813        7,308
James D. Luckett(8).................     1999         132,659      43,500(9)      4,800        8,260
  Senior Vice President                  1998         126,538      23,000       123,938        4,876
                                         1997         137,021          --        33,938        7,049

---------------
(1) Except as indicated, no executive named in the above table received Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of salary and bonus reported.

(2) Includes a bonus of $187,500 earned in 1999 that was paid in January 2000.

(3) Includes a bonus of $110,000 earned in 1999 that was paid in January 2000.

(4) Includes a bonus of $170,177 earned in 1999 that was paid in January 2000.

(5) Includes a bonus of $43,750 earned in 1999 that was paid in January 2000.

(6) As of December 3, 1999, Mr. Oros resigned his employment with us.

(7) Includes a bonus of $9,000 earned in 1999 that was paid in January 2000.

(8) As of March 24, 2000, Mr. Luckett resigned his employment with us.

(9) Includes a bonus of $33,500 earned in 1999 that was paid in January 2000.

     The Other Annual Compensation for the year ended December 31, 1999 that is reported above includes matching contributions under the AppliedTheory 401(k) Matched Savings Plan and imputed income for group term life insurance. These amounts are shown in the following table:

                                                  401(K) MATCHING     LIFE INSURANCE
                                                  CONTRIBUTION ($)     PREMIUMS ($)
                                                  ----------------    --------------
Richard Mandelbaum..............................       9,600              1,491
Lawrence B. Helft...............................       9,600              1,874
Denis J. Martin.................................       9,600                420
David A. Buckel.................................       7,513                310
Mark A. Oros....................................       9,110                481
James D. Luckett................................       7,566                694

  Option Grants in Fiscal 1999

     The following table sets forth information relating to grants of stock options we made during fiscal year 1999 to the Named Executive Officers under our 1999 Stock Option Plan. We did not grant any stock appreciation rights ("SARs") during fiscal year 1999.

                                 NUMBER OF           % OF TOTAL       EXERCISE
                                 SECURITIES        OPTIONS GRANTED    PRICE PER                  GRANT DATE
                             UNDERLYING OPTIONS     TO EMPLOYEES        SHARE      EXPIRATION     PRESENT
NAME AND POSITION               GRANTED (#)        IN FISCAL YEAR     ($/SH)(1)       DATE        VALUE(2)
-----------------            ------------------    ---------------    ---------    ----------    ----------
Richard Mandelbaum.........        20,400(3)             3.02%          16.00         9/9/09       276,644
  Chairman of the Board and
  Chief Executive Officer
Lawrence B. Helft..........        16,500                2.44%          16.00         9/9/09       223,757
  President and Chief             180,000(4)            26.67%          13.18       11/12/09     2,012,400
  Operating Officer
Denis J. Martin............         4,800(3)             0.71%          16.00         9/9/09        65,093
  Senior Vice President,
  Products and Services
David A. Buckel............         4,800(3)             0.71%          16.00         9/9/09        65,093
  Senior Vice President and
  Chief Financial Officer
Mark A. Oros...............            --                  --              --             --            --
  Vice President and Chief
  Technology Officer (5)
James D. Luckett...........         4,800(3)             0.71%          16.00         9/9/09        65,093
  Senior Vice President(6)

---------------
(1) The exercise price equals the closing price of our on the date of grant. The options expire ten years after grant.

(2) The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options: a 4 year expected life of the options; a dividend yield of 0%; expected volatility of .80; and a risk-free rate of return of 5.70%.

(3) The options are exercisable in two installments, 83% on January 1, 2000 and the remainder on March 20, 2000.

(4) The options are exercisable in four equal annual installments beginning on December 31, 2000.

(5) Mr. Oros resigned his employment with us as of December 3, 1999.

(6) Mr. Luckett resigned his employment with us as of March 24, 2000.

  Aggregated Option Exercises in Fiscal 1999 and Fiscal Year End Values

     The following table sets forth the number of shares covered by stock options held by the Named Executive Officers at December 31, 1999, and also shows the value of "in-the-money" options (market price of AppliedTheory's stock less the exercise price) at that date. Except as listed in the table, no other Named Executive Officer exercised any AppliedTheory stock options or beneficially owned unexercised AppliedTheory stock options.

                                                                                          VALUE OF UNEXERCISED
                                                            SECURITIES UNDERLYING        IN-THE-MONEY OPTIONS AT
                                 SHARES        VALUE             OPTIONS($)               FISCAL YEAR END($)(2)
                               ACQUIRED ON   REALIZED    ---------------------------   ---------------------------
NAME AND POSITION               EXERCISE      ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------              -----------   ---------   -----------   -------------   -----------   -------------
Richard Mandelbaum...........    701,130     7,291,240     264,487        145,187       6,563,686      3,336,485
  Chairman of the Board and
  Chief Executive Officer
Lawrence B. Helft............     34,090       594,586      93,409        579,002       2,318,100     12,308,900
  President and Chief
  Operating Officer
Denis J. Martin..............     92,063       896,183      12,785        132,640         317,281      3,228,963
  Senior Vice President,
  Products and Services
David A. Buckel..............        703         9,912      34,088        122,822         845,951      2,990,658
  Senior Vice President and
  Chief Financial Officer
Mark A. Oros.................     41,813       428,306          --             --              --             --
  Vice President and Chief
  Technology Officer
James D. Luckett.............      4,250        87,408      52,188         69,625       1,387,108      1,700,094
  Senior Vice President

---------------
(1) The value realized equals the difference between the option exercise price and the closing price (or fair value if before our initial public offering on April 30, 1999) of our common stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

(2) The value is based on the difference between the option exercise price and the closing price of our common stock on December 31, 1999 of $27.75 per share. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.

EMPLOYMENT AGREEMENTS

     AppliedTheory did not enter into any new employment agreements during 1999.

INDEMNIFICATION AGREEMENTS

     AppliedTheory has entered into indemnification agreements with each of our directors, Named Executive Officers and with certain other officers and senior managers. These agreements provide that we shall indemnify and hold harmless each indemnitee from liabilities incurred as a result of such indemnitee's status as a director, officer or employee of AppliedTheory, subject to certain limitations.

CERTAIN TRANSACTIONS

  Stock Purchase Agreement

     On August 4, 1998, we entered into a stock purchase agreement with Broadwing, Grumman Hill, NYSERNet.net, Richard Mandelbaum, James D. Luckett, Denis J. Martin, Mark A. Oros and David A. Buckel. The stock purchase agreement provided for Broadwing to purchase 4,400,000 shares of our common stock for a purchase price of $12.9 million, and Grumman Hill to purchase 2,200,000 shares of our common stock for a purchase price of $6.5 million. We received $5.0 million for 1,725,000 newly issued shares of common stock. The balance of the stock purchased by Broadwing and Grumman Hill in this transaction was sold by NYSERNet.net.

     Under the stock purchase agreement, NYSERNet.net granted to Broadwing and Grumman Hill an irrevocable proxy in respect of 1,890,000 shares of common stock held by NYSERNet.net. The number of shares covered by this proxy will be reduced from time to time by that number of shares of our common stock which Broadwing and Grumman Hill acquire from us or from our stockholders during the period between September 4, 1999 and October 28, 2000. This period coincides with the applicable period under the option agreements described below under "-- Option Agreements" and during which Broadwing and Grumman Hill could be required to purchase shares from our stockholders. When the stock purchase agreement was concluded, this proxy was granted to allow Broadwing and Grumman Hill to have voting power over a majority of the shares which, at that time, were generally entitled to vote at stockholders' meetings. The granting of the proxy was a condition to Broadwing's and Grumman Hill's agreement to purchase shares from NYSERNet.net and us. As of December 31, 1999, the proxy has been eliminated as a result of Broadwing's and Grumman Hill's purchase of shares of our common stock from our stockholders.

  Registration Rights Agreement

     In connection with the stock purchase agreement, we entered into a registration rights agreement dated August 4, 1998 with Broadwing, Grumman Hill, NYSERNet.net, Richard Mandelbaum, James D. Luckett, Denis J. Martin, Mark A. Oros, David A. Buckel and Shelley A. Harrison. This agreement gave the above parties certain rights to cause us to register their holdings of common stock under the Securities Act, known as demand registration rights. It also gave each of Broadwing, Grumman Hill, NYSERNet.net and Dr. Mandelbaum piggyback registration rights, if we determine to file a registration statement covering any of our securities under the Securities Act and our board of directors approves the piggyback registration.

  Option Agreements

     In connection with the stock purchase agreement, some of our stockholders, including Messrs. Luckett, Martin, Oros, Buckel and Pendray and Drs. Sadowsky, Mandelbaum and Harrison, have entered into option agreements dated August 4, 1998 and August 28, 1998 with Broadwing, Grumman Hill and NYSERNet.net. These option agreements provide the optionee stockholders with a put option to sell their stock, 2,280,938 shares in the aggregate, to Broadwing and Grumman Hill at a purchase price of $2.93 per share. The number of shares of common stock held by Messrs. Luckett, Martin, Oros, Buckel and Pendray and Drs. Sadowsky, Mandelbaum and Harrison that are subject to the option agreements is 2,127,000. The put rights begin September 4, 1999, with respect to 2,265,278 shares, and September 28, 1999, with respect to 15,660 shares, and end October 4, 2000 and October 28, 2000. The option agreements also provide Broadwing and Grumman Hill with a call option to buy the stock held by the option stockholders from them at the same purchase price as in the put option. The call option rights begin October 5, 2000, with respect to 2,265,278 shares, and October 29, 2000, with respect to 15,660 shares, and end August 4, 2001 and August 28, 2001. The options may be exercised in whole or part on one or more occasions at any time during the relevant option period. During September and October 1999, the optionee stockholders sold a total of 1,891,215 shares to Broadwing and Grumman Hill under this option agreement.

  Joint Marketing and Services Agreement with Broadwing

     In January 1999, we entered into a joint marketing and services agreement with Broadwing under which each of us may sell and provide the other with any of the services or products that we offer. This agreement also provides the right of first refusal to each party for various purchases of equipment, facilities and services. The joint marketing and services agreement automatically terminates upon Broadwing's disposition of all of its equity holdings in us or when terminated by one of the parties. Either of us may terminate the joint marketing and services agreement if the other fails to cure a breach of a material provision within 30 days after being provided with notice of the breach. During 1999, we purchased network access services under contract from Broadwing totaling approximately $840,000.

  Harrison Consulting Agreement

     In October 1996, we entered into a consulting agreement with Harrison Enterprises Inc. Under the agreement, Harrison Enterprises Inc. and Dr. Harrison render advisory and consulting services with respect to our operations, financing and business planning, particularly in relation to any sales of securities, mergers or similar transactions. Harrison Enterprises Inc. receives $5,000 per month under the agreement in addition to the grant by us upon the commencement of the agreement of an option to purchase 750,000 shares of our common stock at $0.13 per share. The option vested with respect to 187,500 shares on October 1, 1997 and with respect to the remaining 562,500 shares on August 4, 1998 in connection with the consummation of our sale of common stock to Broadwing and Grumman Hill under the stock purchase agreement. The consulting agreement has an initial term that runs from October 5, 1996 through October 5, 2000, and will automatically renew for successive one year terms unless either party notifies the other of its intent not to renew at least 90 days before the end of the term then in effect. We incurred consulting fees of $60,000 during the year ended December 31, 1999.

  Grumman Hill Consulting Arrangement

     We currently have an arrangement through which Grumman Hill serves in a consulting and advisory capacity to our management. In accordance with this arrangement, Grumman Hill, including Mr. Kelsey, renders consulting services and management advice to us particularly regarding raising corporate financing, which includes advice pertaining to this offering. We paid a consulting fee of $120,000 during the year ended December 31, 1999 to Grumman Hill under this arrangement.

  Mandelbaum Line of Credit Agreement

     Effective January 1, 1999, we have made available to Dr. Mandelbaum a credit line of $2,500,000 to be used exclusively by Dr. Mandelbaum for the purchase of our stock in any future private equity placement in which Broadwing and Grumman Hill participate. In the event any borrowings are drawn against the line of credit, repayment terms, interest rates and collateral provisions will be established by our Board of Directors. The line of credit agreement was terminated upon consummation of the initial public offering.

  Resale Agreement with NYSERNet.org

     In October 1996, we entered into a resale agreement with NYSERNet.org to provide it with Internet access products and services which it resells to governmental, educational, scientific and other not-for-profit organizations within the State of New York. We sell products and services to NYSERNet.org which are priced using our standard price list less appropriate discounts, and are sold by us on terms and conditions, similar to those granted to third party customers. The resale agreement also calls for us to form a joint marketing plan with NYSERNet.org for the products and services covered by the agreement and for us to provide NYSERNet.org with sales support and assistance and training for its sales force. Products and services sold to NYSERNet.org for the year ended December 31, 1999 amounted to $10.3 million representing 27% of our revenue for the period. The resale agreement has an initial term that runs from October 1, 1996 through September 30, 2001, and will automatically renew for successive one year terms unless either party notifies the other of its intent not to renew at least 60 days before the end of the term then in effect. The agreement is terminable upon the insolvency of a party, an attempted unauthorized assignment by a party, a failure to make any payment due under the agreement not remedied within 30 days or a failure to remedy any breach of the terms of the agreement within 30 days of receiving notice of the breach.

  Resource Sharing Agreement with NYSERNet.org and NYSERNet.net

     In October 1996, we entered into a resource sharing agreement with NYSERNet.org and NYSERNet.net. Under the agreement, we provide NYSERNet.org and NYSERNet.net with office space, use of equipment and use of our employees to the extent they are available. We share our premises with NYSERNet.org and NYSERNet.net and they are required to pay a pro rata share of the rent for the space they occupy. The agreement also provides for NYSERNet.org's and NYSERNet.net's use of computer equipment, furniture and supplies in the operation of its business and payment to us of a pro rata share of the fair rental value of the equipment plus the cost of maintaining the equipment. A number of our employees are also subject to the agreement, with some employees on the shared premises at various times providing services to NYSERNet.org and NYSERNet.net. NYSERNet.org and NYSERNet.net pay a pro rata share of the employees' salary and benefits. Resources we provided to NYSERNet.org and NYSERNet.net under the resource sharing agreement for the year ended December 31, 1999 amounted to approximately $300,000 and $100,000, respectively. The agreement has a term that runs from October 1, 1996 through December 31, 1999 and has been extended until December 31, 2000. The agreement is terminable by us only upon the failure of NYSERNet.org to make the payments required of it under the agreement.

  Borrowings with NYSERNet.net and Redeemable Preferred Stock

     Under an unsecured revolving borrowing facility with NYSERNet.net, we can borrow up to $6.2 million, less any preferred stock outstanding, at the prime rate. The prime rate was 8.5% as of December 31, 1999. Interest payments on borrowings under the facility are deferred until January 1, 2000. All principal borrowings under the facility are due and payable on January 1, 2002. We had no principal borrowings outstanding under this facility on December 31, 1999.

     In addition, in January 1997, NYSERNet.net acquired 15,000 shares of our redeemable preferred stock having a liquidation value of $100 per share and providing for dividends to accrue at an annual rate of 14.0% of the liquidation value. On May 5, 1999, we paid approximately $1,993,000 to fully redeem all outstanding preferred stock and accrued dividends with a portion of the proceeds from our initial public offering.

  David Buckel Note

     On July 30, 1998, we made a loan to Mr. Buckel in the amount of $264,000. This loan was evidenced by a note, payable to us upon the earlier of July 30, 2001 or the date described in any security agreement we enter into with Mr. Buckel in the future with regard to the loan. The note accrued interest at 5.56%. This note and accrued interest were repaid in full during 1999.

  Related Party Transactions

     As of March 24, 2000, Broadwing, NYSERNet.net and Grumman Hill are the respective holders of approximately 24%, 20% and 12% of our common shares. We also maintain a significant commercial relationship with Broadwing, and approximately 27% of our revenues in 1999 were generated from sales to NYSERNet.org. In addition to the transactions described above, we may from time to time enter into other transactions with NYSERNet.net, NYSERNet.org or Broadwing, including transactions on a vendor/vendee basis. We also provide accounting, financial and other services to NYSERNet.net and NYSERNet.org. Furthermore, two of our executive officers and/or directors, Dr. Mandelbaum and Dr. Sadowsky, are also directors of NYSERNet.net. and Dr. Sadowsky is a director of NYSERNet.org. Mr. Buckel is an executive officer of NYSERNet.net and NYSERNet.org, and Mr. Oros (who resigned from AppliedTheory as of December 3,
1999) is an executive officer of NYSERNet.org. One of our directors, Mr. DeAngelo, is an executive officer of Broadwing. As a result of these relationships, conflicts of interest may arise among some of our directors, executive officers and stockholders. We have independent directors, auditors and counsel separate from Broadwing, NYSERNet.net and NYSERNet.org and believe that we maintain adequate procedures to protect us in related party transactions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation of AppliedTheory's executives is subject to review and approval by the compensation committee (the "Compensation Committee") of our Board of Directors. The Compensation Committee consists of 2 non-employee directors, Dr. Harrison, (Chairman) and Mr. Kelsey and our Chairman and Chief Executive Officer, Dr. Mandelbaum, who is a non-voting member of the Compensation Committee.

  Compensation Philosophy

     In determining executive compensation policies, the Compensation Committee has four primary objectives:

          (1) to attract, motivate and retain key executive talent;

          (2) to balance the flexibility to reward individuals' skills with the need to structure compensation for defined roles;

          (3) to ensure that executive compensation is competitive with that of other leading companies in related fields; and

          (4) to provide incentives to achieve corporate objectives, thereby contributing to the overall goal of enhancing stockholder value.

     The Compensation Committee's compensation policies discussed below are designed to achieve the foregoing objectives. The Compensation Committee expects to continuously review and refine AppliedTheory's compensation practices as necessary to respond to a changing business environment.

     In order to evaluate and establish appropriate compensation practices, the Compensation Committee consults multiple sources of information. The Compensation Committee uses data from benchmark companies within the Internet or similar high technology industries to assess AppliedTheory's performance and compensation operations, product lines, revenues and markets served. The Compensation Committee seeks to set its executive compensation levels competitively with the benchmark companies, to the extent such targets are consistent with the Compensation Committee's objectives.

  Elements of Executive Compensation.

     Our executive compensation program has three components: (1) annual cash compensation in the form of base salary and incentive bonus payments, (2) long-term incentive compensation in the form of stock options granted under AppliedTheory's Stock Incentive Plan and (3) other compensation and employee benefits generally available to all of our employees, such as health insurance. Annual cash compensation is primarily designed to reward current performance. Long-term incentives and other compensation and employee benefits are primarily designed to create performance incentives over the long term for executive officers and employees.

     Base Salary. The base salary of each executive officer is set at a level deemed sufficient to attract and retain qualified executive officers. The Compensation Committee has generally determined target base salaries according to the average base salaries paid by benchmark Internet and similar high technology companies. Aggregate base salary increases are intended to maintain compensation levels that are in line with leading companies in related fields, while individual base salary increases are set to reflect individual performance levels. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements.

     Incentive Bonuses. Annual cash bonuses are designed to provide incentives based on individual contribution to the achievement of the our annual business goals. Bonus payments have generally been reflective of AppliedTheory's performance in achieving revenues, other operating and corporate objectives, as well as the scope of an executive officer's responsibilities. The Compensation Committee makes a determination as to incentive bonus payments at the end of each year based on a subjective valuation of the contributions of individual executive officers to the achievement of our annual business goals. The award of annual incentive bonuses is based on achieving corporate goals and the amount of individual incentive bonus payments is determined by percentage ranges established annually by the Compensation Committee.

     Long-Term Incentives. The grant of stock options is our current method for providing long-term incentive compensation to our employees. The Compensation Committee believes that the use of stock options attracts and retains qualified personnel for positions of substantial responsibility and also serves to motivate its executive officers to promote the success of our business and maximize stockholder value.

  Compensation of Chief Executive Officer.

     The Compensation Committee based the fiscal year 1999 Chief Executive Officer ("CEO") compensation on the policies described above.

     Dr. Mandelbaum served as our Chairman and CEO throughout the fiscal year. During fiscal 1999, Dr. Mandelbaum received a total of $479,446 for his services. Dr. Mandelbaum's compensation level for fiscal 1999 was deemed by the Compensation Committee to be appropriate given Dr. Mandelbaum's qualifications and contribution to meeting AppliedTheory's objectives.

  Tax Deductibility of Executive Compensation.

     Section 162(m) of the Tax Code disallows corporate deductibility for certain compensation paid in excess of $1 million to the our Chief Executive Officer and to each of the four other most highly paid executive officers of publicly-held companies. "Performance-based compensation," as defined in Section 162(m), is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. We believe that the stock options granted in fiscal 1999 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company's intention to maximize the deductibility of compensation paid to its officers, to the extent consistent with our best interests. During fiscal 1999, AppliedTheory did not exceed the $1 million deductibility cap with respect to any officer covered by Section 162(m).

                                          COMPENSATION COMMITTEE,
                                          Dr. Shelley A. Harrison, Chairman
                                          Mr. James T. Kelsey
                                          Dr. Richard Mandelbaum (non-voting)

     Notwithstanding any statement to the contrary in any of AppliedTheory's previous or future filings with the Securities and Exchange Commission, the Report of the Compensation Committee and the accompanying Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement or any part thereof into any such filings.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing our cumulative total stockholder return on Common Stock since April 30, 1999, the date our common stock began trading on the Nasdaq National Market (as measured by dividing the difference between the share price of our common stock at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of the Standard and Poors 500 Index and (ii) the cumulative total return of the Russell 2000 Index.

                            STOCK PERFORMANCE CHART

                                                      APPLIEDTHEORY               RUSSELL 2000                   S&P 500
                                                      -------------               ------------                   -------
4/99                                                       100                         100                         100
5/99                                                        66                         101                          98
6/99                                                        61                         102                          99
7/99                                                        74                         103                         100
8/99                                                        65                         100                         101
9/99                                                        59                          98                          96
10/99                                                       60                          99                         102
11/99                                                       85                         106                         106
12/99                                                      135                         117                         110
1/00                                                       128                         117                         102
2/00                                                       142                         129                         100
3/00                                                       128                         133                         114

                                 OTHER MATTERS

     Our Board of Directors knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

PROXY SOLICITATION EXPENSE

     The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors, officers and employees and its subsidiaries, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. We have retained American Stock Transfer & Trust Company to request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such directors, executive officers and greater than 10% stockholders are required by applicable regulation to provide us with copies of all Section 16(a) forms they file.

     AppliedTheory believes that during fiscal year 1999, all Section 16(a) filing requirements were satisfied on a timely basis, except that: Mr. DeAngelo was late filing his Form 3; Grumman Hill Investments III, L.P., Broadwing, Inc., Mr. DeAngelo and Mr. Kelsey were each late with two Form 4s reporting a total of five transactions per party; Drs. Harrison, Mandelbaum and Sadowsky and Messrs. Buckel and Martin were each late with one filing reporting one transaction per person; and Mr. Luckett was late with two Form 4s reporting a total of two transactions.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for our Annual Meeting. For a proposal to be considered for inclusion in AppliedTheory's proxy materials for our 2001 Annual Meeting of stockholders, it must be received in writing by us on or before December 11, 2000 at its principal office, 1500 Broadway, 3rd Floor, New York, NY 10036, Attention:
Secretary.

     Our Form 10-K Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 1999, is being mailed herewith to all stockholders of record on the Record Date and is incorporated herein by this reference.

                                          By Order of the Board of Directors,

                                          /s/ David A. Buckel
                                          David A. Buckel
                                          Asst. Secretary and Treasurer
                                          Senior Vice President, Chief Financial
                                          Officer
                                          AppliedTheory Corporation

New York, N.Y.
April 11, 2000

     Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                           APPLIEDTHEORY CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS - MAY 25, 2000

PROXY

         The undersigned hereby appoints David A. Buckel, Dr. Richard Mandelbaum, and Lawrence B. Helft, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of common stock of AppliedTheory Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 2000, at 8:00 a.m. (local time) at The New York Marriott Marquis, 1535 Broadway, New York, New York, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

         (1) To elect to the Board of Directors the following nominee for the term indicated in the proxy statement.

         FOR the nominee listed below.                                      / /

         WITHHOLD AUTHORITY to vote for the nominee listed below.           / /

George Sadowsky

         (2) Ratification of the appointment by the Board of Directors of GRANT THORNTON LLP as independent certified public accountants for fiscal year 2000.

                  / / FOR              / / AGAINST             / / ABSTAIN


In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and proxy statement, receipt of which is hereby acknowledged.

         IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                                     Dated _______________________________ 2000

                                     ___________________________________________

                                     ___________________________________________

                                    Sign exactly as name appears hereon. When signing in a representative capacity, please give full title. Joint owners (if any) should each sign.